Exhibit E.1

Lima, March 18TH, 2015 THE REPUBLIC OF PERU MINISTRY OF ECONOMY AND FINANCE Jr. Junín, 319 – Lima 1 Peru.- Ladies and Gentlemen:

We have acted as legal counsel to the Ministry of Economy and Finance of the Republic of Peru (the “Republic”) in connection with the issuance and sale by the Republic of U.S.$ 500,000,000.00 aggregate principal amount of the Republic’s 5.625% U.S. Dollar - Denominated Global Bonds due 2050 (the “2050 Bonds”), pursuant to a registration statement (Nº 333-196690) (as amended, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), , the prospectus (the “Prospectus”) filed with the Commission as part of the Registration Statement, and the prospectus supplement dated October 30,2014 (the “Prospectus Supplement”), as filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act.

In arriving at the opinion expressed below, we have reviewed the following:

i)	the Registration Statement and the related Prospectus, as supplemented by the Prospectus Supplement;

ii)	the Fiscal Agency Agreement, dated as of February 6, 2003, as amended by Amendment Nº 1 thereto, dated as of November 21, 2003 and Amendment Nº 2 thereto, dated as of October 14, 2004 (as amended, the “Fiscal Agency Agreement”) between the Republic and The Bank of New York Mellon (formerly JPMorgan Chase Bank, N.A.), as fiscal agent;

iii)	a copy of the 2050 Bonds in global form, as executed by the Republic;

iv)	all relevant provisions of the Political Constitution of the Republic of Peru of 1993, in particular Article 75, and all relevant laws, decrees and acts of the Republic under which the issuance of the 2050 Bonds has been authorized, included but not limited to the following:

1.	Annual Indebtedness Law of the Public Sector for the Fiscal 2014, Law Nº 30116;

2.	Supreme Decree Nº 298-2014-EF of the President of the Republic, in force as of October 30, 2014;

3.	Ministerial Resolution Nº 357-2014-EF/52 of the Ministry of Economy and Finance of the Republic, in force as of October 30, 2014;

v)	all such other documents, instruments and rules as we have deemed to be necessary as a basis for the opinion hereinafter expressed.

In this opinion letter we refer to the documents referred to in paragraphs (i), (ii) and (iii) above as the “Agreements”.

In considering the documents listed above, we have assumed (1) the genuineness of all signatures thereto, and the authenticity of all documents sent to us as originals and the conformity with authentic original documents of all documents submitted to us as copies; (2) the power and authority of all parties other than the Republic to enter into, execute and deliver the Agreements; and (3) that all of the parties to the Agreements other than the Republic are duly organized and validly existing.

It is our opinion that under and with respect to the present laws of the Republic, the 2050 Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to Post Effective Amendment Nº 1 to the Registration Statement of Peru and to the references to us under the heading “Validity of the Bonds” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or under the rules and regulations of the Commission.

We are Attorneys-at-Law in the Republic and we do not express or imply any opinion with respect to laws of any country or jurisdiction other than the Republic.

Very truly yours,

Fátima De Romaña

LAZO, DE ROMAÑA & GAGLIUFFI ABOGADOS

OFFICIALGAZETTE EL PERUANO

LAW Nº 30116

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

THE CONGRESS OF THE REPUBLIC:

Has passed the following Law:

PUBLIC SECTOR INDEBTEDNESS LAW

FOR 2014 FISCAL YEAR

TITLE I

PURPOSE OF THE LAW

Article 1: General Law

For the purposes of this Law, references made to the General Law shall imply Law Nº 28563, the General Law for the National System of Indebtedness, approved by Supreme Decree N° 034-2012-EF and amendments thereto.

Article 2: Purpose of the Law

2.1	This Law shall determine:

a)	The maximum amount and the general destination for foreign and domestic indebtedness operations which the National Government may agree for the Public Sector during the 2014 fiscal year.

b)	The maximum amount of guarantees which the National Government may grant or contract during the said year to meet any requirements deriving from the promotion processes for the private investment and concessions.

c)	The maximum amount of final balance due at 2014 fiscal year for the issuance of Public Treasure bills.

2.2	In addition, this law shall regulate other aspects included in the General Law and, on a supplementary manner, several subjects linked thereto.

TITLE II

GENERAL PROVISIONS

Article 3: Commission

The annual commission, the charge of which is authorized to the Ministry for the Economy and Finance in article 27 of the General Law, shall be equal to zero point one percent (0.1%) on the balance owed from the corresponding operation.

TITLE III

MAXIMUM AMOUNTS AUTHORIZED FOR

FOREIGN AND DOMESTIC INDEBTEDNESS OPERATIONS

Article 4: Maximum Indebtedness Amount

4.1	The National Government is hereby authorized to agree foreign Indebtedness operations for up to an amount equivalent to US$ 2,366,910,000.00 (TWO THOUSAND THREE HUNDRED AND SIXTY SIX MILLION NINE HUNDRED AND TEN THOUSAND AMERICAN DOLLARS) for:

a)	Economic and social sectors, up to US$ 2,219,910,000.00 (TWO THOUSAND TWO HUNDRED AND NINETEEN MILLION NINE HUNDRED AND TEN THOUSAND AMERICAN DOLLARS).

b)	Support to balance of payments, up to US$ 147,000,000.00 (ONE HUNDRED AND FORTY SEVEN MILLION AMERICAN DOLLARS).

4.2	The National Government is hereby authorized to agree domestic indebtedness operations for up to an amount not exceeding S/. 5,180,450,000.00 (FIVE THOUSAND ONE HUNDRED AND EIGHTY MILLION FOUR HUNDRED AND FIFTY THOUSAND NUEVOS SOLES), as follows:

a)	Economic and social sector, up to S/. 1,800,000,000.00 (ONE THOUSAND EIGHT HUNDRED MILLION NUEVOS SOLES).

b)	Support for the balance of payments, up to S/. 1,650,000,000.00 (ONE THOUSAND SIX HUNDRED AND FIFTY MILLONNUEVOS SOLES).

c)	National Defense, up to S/. 1,600,000,000.00 (ONE THOUSAND SIX HUNDRED MILLION NUEVOS SOLES).

d)	ONP Bonds, up to S/. 130,450,000.00 (ONE HUNDRED AND THIRTY MILLION FOUR HUNDRED AND FIFTY NUEVOS SOLES).

4.3	The Ministry for the Economy and Finance, reporting to the Budget and General Account Committee of the Republic Congress, may reassign any amounts of indebtedness set forth in paragraph 4.1 and paragraph 4.2 and/or reassignments among the amounts set for in each paragraph, not exceeding the total sum of the maximum amount established by this Law for the foreign and domestic indebtedness.

TITLE IV

REGIONAL GOVERNMENTS AND LOCAL GOVERNMENTS INDEBTEDNESS

Article 5: Credit Qualification

A favorable credit qualification referred to in article 50 of the General Law shall be necessary when the amount of indebtedness, individual or accumulated, from the respective regional government or local government, with or without guarantee by the National Government, during the 2014 fiscal year, exceeds the sum of S/.15,000,000.00 (FIFTEEN MILLION NUEVOS SOLES).

TITLE V

NATIONAL GOVERNMENT GUARANTEES WITHIN THE

FRAMEWORK OF PROMOTION PROCESSES FOR

PRIVATE INVESTMENT AND CONCESSIONS

Article 6: Maximum Amount

The National Government is hereby authorized to grant or contract guarantees to support obligations deriving from the promotion processes for the private investment and concessions for up to an amount not exceeding US$ US$ 1,234,320,000.00 (ONE THOUSAND TWO HUNDRED AND THIRTY FOUR MILLION THREE HUNDRED AND TWENTY THOUSAND AMERICAN DOLLARS), plus the General Sales Tax (IGV), or the equivalent in NUEVOS SOLES, in accordance with the provisions set forth in paragraph 22.3 of article 22 and paragraph 54.5 of article 54 of the General Law.

TITLE VI

ISSUANCE OF PUBLIC TREASURE BILLS

Article 7: Issuance of Public Treasure Bills

For 2014 fiscal year, the maximum amount of balance due at December 31, 2014, by the issuance of Public Treasure bills cannot be greater than S/. 600,000,000.00 (SIX HUNDRED MILLION NUEVOS SOLES).

FINAL SUPPLEMENTARY PROVISIONS

FIRST: Companies and its shareholders to which the Government guaranteed to obtain external resources, that for breach of such obligations have become public debt, cannot be bidders, contractors or participate in activities to promote investment by the Government until they culminate to honor their debt to the latter.

SECOND: To approve the additional subscription by Peru of a portion of the shares of authorized capital by the International Development Association (IDA), for the overall increase in resources of such Association, approved by General Assembly Governors by Resolution CII/AG-5/99, which remains unsubscribed at the expiration of the terms established pursuant to Resolution CII/AG-2/08 and whose reassignment has been regulated by Resolution CII/DE-55/08 of the Executive Board. The total amount of shares for reallocation is 1351 (ONE THOUSAND THREE HUNDRED AND FIFTY ONE) with a nominal value of US$ 10 000,000 (TEN THOUSAND AND 00/100 AMERICAN DOLLARS) each.

Under such reallocation of shares, the Republic of Peru subscribe and pay, in the first round, 83 (EIGHTY THREE) shares worth US$ 830 000.00 (EIGHT HUNDRED THIRTY THOUSAND AND 00/100 AMERICAN DOLLARS); and, in a second round, if any, an additional maximum of 166 (ONE HUNDRED SIXTY SIX) shares at nominal value.

The additional subscription of shares in the first round is canceled on a date not exceeding February 8, 2015; and the second round, if any, in the deadline communicated to the IDA at that stage.

THIRD: To approve the selective increase in authorized capital stock of Inter-American Development Bank (IDB), in the terms and conditions established by Resolution AG-1/13, approved on January 22, 2013, 2011 by the Board of Governors.

As part of the capital increase, the Republic of Peru will subscribe and pay 279 (TWO HUNDRED AND SEVENTY NINE) shares, totaling US$ 3,365 697, 63 (THREE MILLION THREE THOUSAND SIXTY FIVE SIX HUNDRED NINETY SEVEN AND 63/100 AMERICAN DOLLARS) from assigned and not subscribe shares by the Netherlands and Venezuela, corresponding to the ordinary capital increase associated with the Ninth General Increase of Capital from IDB, and whose reallocation has been instructed by the Resolution just mentioned. Such additional subscription of shares is paid in three (3) annual installments.

FOURTH: To approve the proposal for the Ninth Replacement of Resources of the International Fund for Agricultural Development (IFAD), by which the Republic of Peru contributes with the amount of $ 375 000.00 (THREE HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 AMERICAN DOLLARS).

FIFTH: To authorize the Executive, to act through Supreme Decree countersigned by the Minister of Finance, to approve the text of the General Law Nº 28563, the General Law for the National System of Indebtedness and amendments thereto, including those contained in this Law.

SIXTH: To create in the Ministry of Economy and Finance, the Management Committee and Asset Liability, as a committee that defines the adequate global management of financial assets and liabilities that are part of the National Treasury.

The Ministry of Economy and Finance through Ministerial Resolution approves its operating rules, containing the obligations of that Committee, conformation, among other things necessary for their operation.

SEVENTH: To create, in the Ministry of Economy and Finance, a Sovereign Debt Fund with an initial contribution up to the equivalent of 1% (one percent) of the total value of outstanding sovereign bonds, with the freely available balance of the National Treasury at the end of the Fiscal Year 2013, which for purposes of this rule are exempt from the provisions of Article 7, paragraph 7.1, letter a) of the General Law No. 27245, Law of Responsibility and Fiscal Transparency and amendments thereto, approved by the Supreme Decree 066-2009-EF.

The Fund aims to contribute to greater dynamism of the secondary bond market in local currency and operating regulations approved by Ministerial Resolution of Economy and Finance.

EIGHT: To void the obligation to restore the National Treasury referred to in paragraph 1.2 of Article 1 of the Supreme Decree 083-2013-EF; paragraph 1.2 of Article 1 of Supreme Decree 158-2011-EF; and paragraph 1.2, Article 1 of the Emergency Decree 021-2011.

NINTH: To amend Article 1 of Emergency Decree No. 040-2009, and its amendments in the sense that the domestic sovereign bond issuance approved by such law, is held in one or more tranches, placed until June 30, 2014.

TENTH: This Law is in force on January 1, 2014.

TEMPORARY SUPPLEMENTARY PROVISIONS

FIRST: To approve the issuance of domestic bonds, in one or more loans, that the Government can make for an amount up to S/. 2 650 000 000,00 (TWO THOUSAND SIX HUNDRED AND FIFTY MILLION AND 00/100 NUEVOS SOLES) which are part of the amount of indebtedness operations referred to in subparagraph a) and b) of paragraph 4.2 of Article 4 of this Law. Such issuance of domestic bonds is subject to the Rules for Market Makers and valid rules for Sovereign Bonds.

In case the amount of indebtedness provided in subparagraphs a) and b) of paragraph 4.2 of Article 4 of this Law is reallocated to operations of external debt; proceed to approve the external bond issuance, that in one or more placements, the Government can make, up to the amount resulting from the restructuring of debt amounts provided in Article 4 of this Law. The Supreme Decree countersigned by the Minister of Economy and Finance determines: the amounts of the issuance, general conditions of the bonds, the designation of the bank or investment banks that provide services for structuring and placement, and the entities that provide complementary services, inter alia, for the implementation of external bonds.

In the event that the conditions set out in paragraph 20.5 of Article 20 of the General Law, proceed to approve the external or internal issuance of bonds in one or more placements that can be made by the National Government, in order to pre-finance the requirements of next fiscal year covered by the Multi-annual Macroeconomic Framework. This external or internal issuance is also subject to the provisions of previous paragraphs.

The Ministry of Finance reports to the Congress the operations referred to in the first, second and third paragraph within forty-five working days following the completion of each transaction.

SECOND: The trusts formed by the financial corporation of the Government according to the sixteenth complementary and transitional provision of the General Law, conform to the provisions in the seventh additional provision of this Law.

The Ministry of Economy and Finance, through the General Direction of Indebtedness and National Treasury, is authorized to perform the actions that are necessary for that purpose, as part of the System of National Indebtedness, in coordination with the entities involved.

AMENDING PROVISIONS

ONE: Last paragraph of section 3.1 of Article 3 of the General Law is hereby amended by the following text:

“External indebtedness is the ones agreed with natural o legal persons not domiciled in the country, and domestic indebtedness the ones agreed with natural o legal persons domiciled in the country; except in case of loans referred to in section b) of this Article, which are considered to be domestic when the law applicable to debt securities issued is Peruvian law, and are external when the law applicable is different than Peruvian law”.

TWO: Section 36.1 of Article 36 of the General Law is hereby amended by the following text:

“36.1.- Authorize the General Directorate of Debt and Treasury Ministry of Economy and Finance to conduct debt management operations in accordance with the guidelines contained in the Global Strategy Management of Assets and Liabilities. These transactions are not subject to limits prescribed to debt transactions by the Public Sector Indebtedness Law for each Fiscal Year, or have budgetary implications for the fiscal year to be agreed”.

THREE: Article 55 of the General Law is hereby amended by the following text:

“Article 55.- Liability Registry

The General Directorate of Debt and Treasury Ministry of Economy and Finance records, for statistical purposes, the financial commitments, firm and quantifiable contingent, net income, of the Non-Financial Public Sector from agreements concluded in the context of the promotion of private investment and concessions commitments”.

FOUR: Section 59.2 of Article 59 of the General Law is hereby amended by the following text:

“59.2.- Recruitment of contingent financial commitments with multilateral agencies and governments and official agencies are exempted from the rules on contracting and procurement. In the event that such contracts are made with entities other than those mentioned, the same will be made in accordance with a procedure to be established by Supreme Decree with the approval of the Council of Ministers and endorsed by the Chairman of the Ministry of Economy and Finance”.

FIVE: Section 68.2 of Article 68 of the General Law is hereby amended by the following text:

“68.2.- The issuance, placement and redemption of Treasury Bills has no budget affection”.

SIX: The first-tenth complementary and transitional provision of the General Law is hereby amended by the following text:

“FIRST-TENTH: Regional and local governments may enter into domestic indebtedness up to a maximum amount equal to the Selected Resources available for public investment planned over the period of office of the respective authority, according to the projections set out in the Multiannual Macroeconomic Framework and in accordance with the provisions of the Law on Fiscal Decentralization, Legislative Decree No. 955 and consolidated text of Law No. 27245, Law on Fiscal Responsibility and Transparency Act, as amended, approved by Supreme Decree No. 066-2009-EF. Debt management operations conducted by the regional and local governments are not affected to the referred maximum amount.

In the case of regional governments and local governments, whose institutional budget is funded at a minimum of the equivalent of 80% of the total, with resources different than the Selected Resources, the maximum amount to which the preceding paragraph refers will be determined by the General Directorate of Public Debt and Treasury, Ministry of Economy and Finance, based on their capacity to attend debt service deriv3ate from indebtedness hired during the period of the respective authority”.

SEVEN: The sixteenth complementary and transitional provision of the General Law is hereby amended by the following text:

“Payments to the National Government, relating to debt obligations generated in the framework of the operations conducted under the National System of Indebtedness, are made through a trust. When granting the remedies provided for such payments are made by Financial Allocations, the General Directorate of Debt and Treasury is empowered to deduct the amounts necessary to meet those obligations and transfer it directly to the accounts provided for the payment service debt.

It is the responsibility of public agencies that are charged with such obligations, the anticipated issuance of the respective Budgetary Credit Certification, under the current regulations, for the amount of the obligations and considering the timetable established for the performance the debt service.

In the case of payments by financial state enterprises with credit rating similar to sovereign risk, the Directorate General of Debt and Treasury determines the payment mechanism, for each case”.

EIGHT: The first paragraph of the tenth-seventh complementary and transitional provision of the General Law is hereby amended by the following text:

“TENTH-SEVENTH: Under the provisions of Article 3 of this Law, the Ministry of Finance is authorized to conclude debt transactions that are intended to fund the achievement of goals or repay the amounts used in the realization of these goals, as long as that funding is provided for in the laws of the public sector budget for fiscal years during which the respective debt operation is executed, founded by Regular Resources.

NINE: The twenty complementary and transitional provision of the General Law is hereby amended by the following text:

“TWENTY: Authorize the public sector entities to contract directly with multilateral financial institutions in which Peru is a member country, to provide specialized technical assistance services for the development of activities, actions or interventions which are intended to expand, improve and modernize the management of the entity, and for the fulfillment of its objectives and institutional goals, and provided that the amount of the contract does not exceed $ 150 000.00 (ONE HUNDRED FIFTY THOUSAND AND 00/100 US DOLLARS). For the purpose of recruitment, public institutions should have, under responsibility, the previous favorable reports of the Office of Budget and the Office of Management supporting the need for recruitment of technical advice. Public entities are responsible for the execution and performance of contracts made pursuant to this provision.

The Ministry of Finance may, if necessary, negotiate and sign with the aforementioned multilateral framework agreements in which general terms and conditions under which services may provide technical advice given above is established. These framework agreements will be approved by Supreme Decree countersigned by the Minister of Economy and Finance”.

TEN: The twenty-fifth supplementary and transitional provision of the General Law should be incorporated with the following provision:

“TWENTY FIFTH: The Ministry of Finance is authorized to issue debt up to the amount required to comply with the provisions of Article 93 of Decree Law No. 26123, Organic Law of the Central Reserve Bank of Peru.

The interest rates earned on such debt will equivalent to the rate applicable to the Treasury deposits at the Central Reserve Bank of Peru.

The issuance of these securities is not included in the thresholds for debt transactions set forth in the Law on Public Sector Borrowing adopted each year and its approval is subject to the provisions of Article 21 of the General Law”.

ELEVEN: Be incorporated the last and only supplementary provision of the Law No. 28693, General Law of National Treasury, approved by Supreme Decree 035-2012-EF, General Law with the following:

OTHER DISPOSAL: Institutions and agencies fall within the scope of Article 2 of this Act must record in the Debt Module SIAF-SP financial obligations undertaken and canceled during the fiscal year”.

DEROGATORY PROVISIONS: Repeal Law N° 28742 that facilitates financing processes promoting private investment and concessions.

Notify the President of the Republic for its promulgation.

In Lima on the thirty-one days of November two thousand and thirteen.

FREDYOTAROLAPEÑARANDA

President of the Congress of the Republic

LUIS IBERICONUÑEZ

Second Vice President of the Congress of the Republic

THE CONSTITUTIONAL PRESIDENT OF THE REPUBLIC NOW THEREFORE

Order its publication and execution.

OLLANTAHUMALA TASSO

Constitutional President of the Republic

CESAR VILLANUEVA AREVALO

President of the Council of Ministers

EL PERUANO OFFICIAL GAZETTE

LEGAL RULES

APPROVAL OF TRANSACTIONS REGARDING THE MANAGEMENT OF

PUBLIC DEBT AND ISSUANCE OF SOVEREIGN BONDS

SUPREME DECREE

Nº 298-2014-EF

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

Section 36.1 of Article 36 of Law Nº 28563, Law for the National System of Indebtedness, approved by Supreme Decree N° 034-2012-EF and amendments thereto, authorizes the Ministry of Economy and Finance through the General Directorate of Debt and Public Treasury, to execute the transactions regarding the management of public debt according to the guidelines of the Global Management Strategy of Assets and Passives; stating that such transactions are not subject to the limits of the indebtedness law for each fiscal year;

Section 37.1 of Article 37 of the Law Nº 28563, linked to the Eight Supplementary Temporary Provision of that law, states that the transactions regarding the management of public debt of the National Government should be approved by supreme decree, with the consent of the Council of Ministers, the President of the Council of Ministers and the Minister of Economic and Finance;

Within the framework of said authorization, the Government considered appropriate to execute a transactions regarding the management of public debt, as a tender and/or exchange, partial and/or complete of the Global Bonds due 2015, 2016 and 2019, up to a principal amount of US$ 1,859,603,000.00 (ONE THOUSAND EIGHT HUNDRED AND FIFTY NINE MILLION SIX HUNDRED AND THREE THOUSAND AMERICAN DOLLARS), as well as the Sovereign Bonds BS05MAY15, BS14ABR16 (VAC), BS08JUN16 (VAC), BS13JUL19 (VAC) and BS12AGO20, up to a principal amount of S/. 6,262,966,000.00 (SIX THOUSAND TWO HUNDRED AND SIXTY TWO MILLION NINE HUNDRED AND SIXTY SIX THOUSAND NUEVOS SOLES);

This transaction regarding the management of public debt will be financed with the resources obtained through a local bond issuance;

In accordance with paragraph 20.5 of Article 20 of Law Nº 28563, when the financial conditions are favorable, the Ministry of Economy and Finance may agree on executing indebtedness transactions involving larger amounts than the one authorized in the Law for the National System of Indebtedness of the Public Sector annually approved, in order to previously finance the financial requirements of the next fiscal year contemplated in the applicable Macroeconomic Multiannual Frame;

Considering the current favorable financial conditions, the Government will execute a domestic and/or external bond issue, in order to previously finance the financial requirements of the Non Finance Public Sector for 2015 fiscal year, as the case may be.

For the implementation of the transaction regarding the management of public debt and the external bond and/or domestic, requires the counseling services of investment banks and other services related to operational aspects to it;

The Supreme Decree Nº 033-2006-EF, as amended, set out the procedure for the Recruitment of Specialized Financial Advisory Services and others in the framework of Law Nº 28563, General Law of the National Debt;

That in implementing this procedure, we have selected financial advisors for the bond issuance, domestic and/or external, which additionally act as underwriters of the external issuance, which is appropriate to approve contracting to perform the above bonds issuance;

Under the provisions of Article 5 of bounded procedure, as amended by Supreme Decree Nº 207-2010-EF, financial advisors mentioned above have designated entities domiciled in the country responsible for the placement domestic issuance of the sovereign bonds;

The external bond issuance will use the contract entitled “Fiscal Agency Agreement”, as amended, the text was approved by Ministerial Resolutions Nº 031-2003-EF-75, Nº 658-2003-EF-75 and No. 493-2004 -EF-75;

For the transaction regarding the management of public debt and the issuance of external and/or internal bonds have thought favorably the General Directorate of Debt and Treasury and the General Counsel Office of the Ministry of Economy and Finance;

Also, that the Comptroller General’s Office has previously reported on the transaction regarding the management of public debt and the bond issue, external and/or domestic, cited above, pursuant to paragraph l) of Article 22 of Law Nº 27785, Organic Law of National Control System and the Comptroller General of the Republic;

In accordance with the provisions in section 17) of Article 118 of the Political Constitution of Peru, the unified text of the Law Nº 28563, General Law of the National Debt, approved by Supreme Decree N° 008-2014-EF; and,

With the approval of the Council of Ministers;

DECREES:

Article 1: Approval of the transaction regarding the management of public debt

The transaction regarding the management of public debt is hereby approved, as a tender and/or exchange, partial and/or complete of the Global Bonds due 2015, 2016 and 2019, up to a principal amount of US$ 1,859,603,000.00 (ONE THOUSAND EIGHT HUNDRED AND FIFTY NINE MILLION SIX HUNDRED AND THREE THOUSAND AMERICAN DOLLARS), as well as the Sovereign Bonds BS05MAY15, BS14ABR16 (VAC), BS08JUN16 (VAC), BS13JUL19 (VAC) and BS12AGO20, up to a principal amount of S/. 6,262,966,000.00 (SIX THOUSAND TWO HUNDRED AND SIXTY TWO MILLION NINE HUNDRED AND SIXTY SIX THOUSAND NUEVOS SOLES), that will be financed by a domestic bond issuance approved in section 2.2 of the next Article.

Article 2: Approval of external and/or internal issuance of bonds

2.1	The external and/or domestic issuance of bonds is hereby approved, in one or more placements, up to the amount of S/. 3,273,634,000.00 (THREE THOUSAND TWO HUNDRED SEVENTY THREE MILLION SIX HUNDRED AND THIRTY FOUR THOUSAND NUEVOS SOLES) that will be used to previously finance the financial requirements of the Non Financing Public sector for 2015 fiscal year, in case the capital market conditions are favorable.

2.2	The domestic bond issuance is hereby approved, in one or more placements, up to the necessary amount to implement the transaction regarding the management of public debt approved in Article 1 above.

Article 3: External issuance of bonds

For the purposes of the external issuance of bonds approved in section 2.1 of Article 2 above, the bonds will have the following characteristics:

Issuer	:	The Republic of Peru

Financial Advisors and Underwriters	:	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & CO. LLC; and BBVA Securities Inc.

Amount of the placement or placements	:	The amounts will be determined by Ministerial Resolution from the Ministry of Economy and Finance.

Currency	:	United States Dollars.

Transactions	:	Issuance of one or more global bonds denominated in United States Dollars, through the reopening of bonds issued or issuance of new bonds, which terms shall be timely determined.

Placement mechanism	:	Through a Bookbuilding mechanism.

Format	:	Global bonds registered with the Securities and Exchange Commission of the United States of America, or any other securities commission to be determined.

Term / Maturity	:	It will be determined upon the start of the Bookbuilding mechanism.

Payment of Coupon	:	Semi-annual, with a base of 30/360 days or with the periodicity and base determined by the market in which the placement is carried out.

List	:	Luxembourg Stock Exchange.

Negotiability	:	Subject to restrictions of the jurisdiction in which they are negotiated.

Payment of principal	:	At maturity or amortizable.

Governing Law	:	Laws of New York State, United States of America.

Article 4: Domestic bonds issuance

For the purposes of the domestic bond issuance approved in Article 2 of this legal rule, the following will apply equally:

a)	The Sovereign Bonds Regulation and the Market Maker Program Regulation, both approved by Supreme Decree N° 096-2013-EF, as amended; the bonds will have the following general characteristics:

Responsible Unit	:	Ministry of Economy and Finance by Debt and General Directorate of Debt and Treasury.

Arranger	:	Ministry of Economy and Finance by Debt and General Directorate of Debt and Treasury.

Currency	:	NUEVOS SOLES.

Negotiability of the bonds	:	Freely negotiable

Method of placement	:	Through one or more auctions, for the tender and previous financing. Though one or more direct allocations, for the exchange.

Registration	:	Entry in account CAVALIS.AICLV and listed on the Lima Stock Exchange.

b)	Alternatively, or additionally, the placement mechanism denominated bookbuilding or the construction of a book of tender orders of bonds where the issuer assign them in substitution of the Market Maker Program appointed in the previous section. The bonds will have the following characteristics:

Issuer	:	The Republic of Peru.

Nature	:	Securities of credit value, nominative, represented by an entry through an accounting book and freely negotiated.

Registration, Transfer and Custody	:	The registry, the transfers and the custody of the securities will be exclusively reflected in the accounting book in CAVALI S.A. ICLV, or the entity that replaces it. The bonds will be listed in the Lima Stock Exchange.

Category	:	They are direct, general and unconditional liability that is on the same priority than other liabilities of the issuer with the same nature, not secured or subordinated.

Type of instrument	:	Fixed-yield instrument.

Financial Advisors	:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & CO. LLC and BBVA Securities Inc.

Underwriter	:	BBVA Banco Continental S.A.

Currency	:	NUEVOS SOLES.

Placement mechanism	:	Through a mechanism called Bookbuilding. This mechanism replaces the Market Creators Program.

Amount of the placement or placements	:	The amounts will be determined by Ministerial Resolution from the Ministry of Economy and Finance.

Name	:	Sovereign Bonds.

Term/Maturity	:	It will be determined upon the start of the Bookbuilding mechanism.

Payment of Coupon	:	Semi-annual, with a base of 30/360 days.

Face value of the bond	:	S/. 1,000.00 (ONE THOUSAND AND 00/100 NUEVOS SOLES)

Payment of principal and interest	:	The payment of principal could be made at maturity or redeemable, and the payment of interest could be made according to the schedule to be established. The payments are made through CAVALI S.A. ICLV.

May be reopened	:	Yes

Governing Law	:	Peruvian Law

Applicable jurisdiction	:	Courts of Peru.

Redemption	:	They cannot be redeemed, except it is otherwise establish in the first issuance. The tender and exchange offers are not considered redemption operations.

Segregation option	:	The bonds may have segregation option.

Date of settlement	:	To be determined in the offer.

Article 5: For the Operative Regulation for the internal tender and/or exchange of the Sovereign Bonds

The Operative Regulation for the internal tender and/or exchange of the Sovereign Bonds will be approved by Directorial Resolution of the General Directorate Debt and Treasury.

Article 6: Contracting of Services

6.1	The contracting of Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & CO. LLC; and BBVA Securities Inc, are hereby approved as financial advisors and underwriters of the external and/or domestic issuance approved in Article 2 of this legal rule; said entities were elected subject to the procedure established in Supreme Decree Nº 033-2006-EF, as amended.

6.2	BBVA Banco Continental S.A. is the entity domiciled in the country appointed by the entities mentioned in the foregoing section under the provisions of Article 5 of the procedure established in Supreme Decree Nº 033-2006-EF, amended by Supreme Decree Nº 207-2010-EF, to be in charge of the placement of the domestic issuance approved in Article 2 hereof.

6.3	In addition, the contracting of The Bank of New York Mellon, as listing, transfer and payer agent in Luxembourg is approved; and D.F. king & Co., Inc., as information agent.

Article 7: Approval of documents

The Supplemental Prospectuses and the agreements and documents arising from transaction regarding the management of public debt and the external and/or domestic issuance of bonds to be carried out by virtue of this legal rule will be approved through Ministerial Resolution of the Sector of Economy and Finance.

Article 8: Debt Service

The service for the amortization, interest and other expenses resulting from the bonds issued as provided in this legal rule will be provided by the Ministry of Economy and Finance, charged against the budgetary resources allocated for the payment of public debt service.

Article 9: Signing of documents

The General Director of the General Directorate of Public Debt and Treasury of the Ministry of Economy and Finance is hereby authorized to sign, on behalf of the Republic of Peru, the agreements and documents related to the transaction regarding the management of public debt and the external and/or domestic bond issuance approved in Articles 1 and 2 hereof.

Article 10: Countersigning

This Supreme Decree shall be countersigned by the President of Council of Ministers and the Minister of Economy and Finance.

Given at the Government Palace in Lima on the twenty-nine days of October of two thousand and fourteen.

OLLANTAHUMALA TASSO

Constitutional President of the Republic

ANA JARAVELÁSQUEZ

President of the Council of Ministers

MILTON VON HESSE LA SERNA

Minister of Housing, Construction and Sanitation

Responsible for the Minister of Economy and Finance

EL PERUANO OFFICIAL GAZETTE

APPROVAL OF THE TEXT OF DOCUMENTS AND AGREEMENTS, CORRESPONDING TO THE DOMESTIC AND/OR EXTERNAL BOND INSSUANCE IN ORDER TO FINANCE THE TRANSACTION REGARDING THE MANAGEMENT OF PUBLIC DEBT AND THE FINANCIAL REQUIREMENTS OF THE NON FINANCING PUBLIC SECTOR FOR 2015 FISCAL YEAR

MINISTERIAL RESOLUTION Nº 357-2014-EF/52

Lima, October 29th, 2014

WHEREAS:

Article 1 of the Supreme Decree Nº 298-2014-EF has approved the transaction regarding the management of public debt, as a tender and/or exchange, partial and/or complete of the Global Bonds due 2015, 2016 and 2019, up to a principal amount of US$ 1,859,603,000.00 (ONE THOUSAND EIGHT HUNDRED AND FIFTY NINE MILLION SIX HUNDRED AND THREE THOUSAND AMERICAN DOLLARS), as well as the Sovereign Bonds BS05MAY15, BS14ABR16 (VAC), BS08JUN16 (VAC), BS13JUL19 (VAC) and BS12AGO20, up to a principal amount of S/. 6,262,966,000.00 (SIX THOUSAND TWO HUNDRED AND SIXTY TWO MILLION NINE HUNDRED AND SIXTY SIX THOUSAND NUEVOS SOLES), that will be financed by a domestic bond issuance;

Additionally, section 2.1 of Article 2 of the mentioned Supreme Decree approved the external and/or domestic issuance of bonds, in one or more placements, up to the amount of S/. 3,273,634,000.00 (THREE THOUSAND TWO HUNDRED AND SEVENTY THREE MILLION SIX HUNDRED AND THIRTY FOUR THOUSAND NUEVOS SOLES) that will be used to previously finance the financial requirements of the Non Financing Public sector for 2015 fiscal year, in case the capital market conditions are favorable;

In section 2.2 of the Article 2 mentioned before, was approved the domestic bond issuance, in one or more placements, up to the necessary amount to implement the transaction regarding the management of public debt approved in Article 1 of the Supreme Decree mentioned in the first paragraph of the this legal rule.

The article 7 of the Decree provides that the Supreme Supplementary Prospectus and the contracts and documents arising from the transaction regarding the management of public debt and external issuing and/or domestic bonds, which are conducted under the above-mentioned Supreme Decree shall be approved by Ministerial Resolution Sector Economy and Finance;

To implement the issuing of the domestic and/or external bonds is required to approve the texts of the “Preliminary Offering Memorandum”, “Final Offering Memorandum”, “ProspectoSuplementarioPreliminar”, “ProspectoSuplementario Final” and “Offer to Purchase”, as well as the agreements known as “Purchase Agreement”, “Underwriting Agreement”, “Dealer manager Agreement”, “Information Agent Agreement” and “Fiscal Agent, Paying Agent, Luxembourg Listing and Paying Agent Agreement”;

In accordance with the provisions of Supreme Decree 398-2014-EF;

IT IS HEREBY RESOLVED:

Article 1:

To approve the texts of the “Preliminary Offering Memorandum”, “Final Offering Memorandum”, “ProspectoSuplementarioPreliminar”, “ProspectoSuplementario Final” and “Offer to Purchase”, as well as the agreements known as “Purchase Agreement”, “Underwriting Agreement”, “Dealer manager

Agreement”, “Information Agent Agreement” and “Fiscal Agent, Paying Agent, Luxembourg Listing and Paying Agent Agreement”, for the issuing of the domestic and/or external bonds to finance the transaction regarding the management of public debt and the financial requirements of the Non Financing Public Sector for 2015 fiscal year.

Recorded, communicated and published.

MILTON VON HESSE LA SERNA

Minister of Housing, Construction and Sanitation

Responsible for the Minister of Economy and Finance